Exhibit 10.8

Advisory Board Agreement

THIS ADVISORY BOARD AGREEMENT (“Agreement”) is dated September 28, 2006 between Acro Inc., a corporation with offices at 18 Halevna Street, Timrat, Israel 23840 (the “Company”) and Professor K. Barry Sharpless, with an address at TSRI, 10550 N. Torrey Pines Road, La Jolla, CA 92037 (the “Advisor”).

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1.1     Appointment of Advisor. The Company hereby agrees to appoint the Advisor as a member of the Company’s Advisory Board (the “Advisory Board”) and the Advisor hereby agrees to be a member of the Advisory Board upon the execution of this Agreement. The Advisor will advise the Company from time to time on issues as requested by the Company. The Company will notify the public of the Advisor’s position. The Advisor will make himself reasonably available to attend meetings or for conversations to discuss business of the Company at the Company’s request. It is understood that the Advisor is an employee of the Scripps Research Institute and is bound by its Uniform Consulting Agreement Provisions which are appended hereto and incorporated by specific reference.

1.2     Restricted Shares. As compensation for being a member of the Advisory Board pursuant to this Agreement, the Company agrees to grant 8,333 shares of the Company’s common stock (the “Shares”) to the Advisor at the end of every financial quarter of the Company in which the Advisor serves as a member of the Advisory Board, but not more than 100,000 shares.

1.3     Advisor’s Acknowledgements. The Advisor acknowledges that the Shares will not be registered under the laws of any country, including the United States Securities Act of 1933 (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or the U.S. Persons, except in accordance with the provisions of Regulation S under the 1933 act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and only in accordance with all applicable securities laws. “United States” and “U.S. Persons” are as defined by Regulation S under the 1933 Act.

1.4     Expenses. The Company will reimburse the Advisor for pre-approved expenses necessarily incurred by the Advisor carrying out his duties.

1.5     Termination. This Agreement is deemed effective upon execution and will continue in force and effect unless terminated by either party who shall be entitled, at any time, to terminate this Agreement upon 30 days written notice delivered to the other party.

1.6     Maintenance of Confidential Information. The Advisor acknowledges that in the course of his appointment hereunder the Advisor may have access to Confidential Information. The Advisor acknowledges that Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Advisor covenants and agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Advisor, the Advisor will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

1.7     Entire Agreement. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ACRO INC. Per: /s/ Gadi Aner —————————————— Authorized Signatory

Name: Gadi Aner
Title: Chairman of the Board of Directors

EXECUTED in the presence of: /s/ Laureen C. Stay —————————————— Signature of Witness

Laureen C. Stay —————————————— Print Name of Witness	x /s/ K. Sharpless —————————————— K. Barry Sharpless

The Scripps Research Institute
——————————————
Address of Witness
10550 N. Torrey Pines Road, La Jolla, CA 92037

Assistant to Dr. Sharpless
——————————————
Occupation of Witness

THE SCRIPPS RESEARCH INSTITUTE
UNIFORM CONSULTING AGREEMENT PROVISIONS

1.     All arrangement and agreements in which a member of the staff of The Scripps Research Institute (“TSRI”) provides consulting services to any profit making or commercial organization (hereinafter referred to as a “Company”) shall refer to these Uniform Consulting Agreement Provisions (“Uniform Provisions”) by specific reference and attach same to the agreement or include same verbatim in the agreement. If anything in an agreement to provide consulting services between Company and a TSRI staff member (Consultant) is inconsistent with these Uniform Provisions, these Uniform Provisions shall govern. No such agreement shall be of any force or effect unless it is subject to these Uniform Provisions and is approved in writing by TSRI’s Office of Technology Development.

2.     TSRI staff members shall spend no more than a total of ten percent of their professional effort in consulting services for all Companies. Consulting fees shall be paid directly to the Consultant. Such consulting services shall not involve any research or laboratory work.

3.     Neither the name nor the reputation of TSRI, Scripps Foundation for Medicine and Sciences (“SFMS”) or Scripps Health (“SH”) shall be publicized or exploited directly or indirectly by the Company. Except with respect to any filings with the Securities and Exchange Commission or otherwise required by law. The Company and the Consultant shall hold TSRI, SFMS and SH and their officers, trustees, and employees harmless from all claims, charges, damages, and judgments arising from consulting services and shall indemnify TSRI, SFMS and SH for costs, direct and indirect, of defending any action arising from the consulting agreement or services preformed thereunder. Neither the Company nor the Consultant shall use any services, personnel, facilities or equipment of TSRI in performing consulting services.

4.     Consultant’s rights, title and interest in inventions, discoveries and developments arising from Company funded consulting services made solely or jointly with Company employees or agents may be assigned to the Company, so long as the provisions in Section 5 below are not applicable.

5.     Company shall not obtain any rights in or respecting any invention, discovery or development of the Consultant which: (a) was conceived, reduced to practice, published, or submitted for publication, by the Consultant before the effective date of the consulting agreement, (b) was at any time conceived or reduced to practice independent of consulting services performed hereunder, (c) is the result of work conducted within TSRI, (d) is subject to Consultant’s obligation to assign to TSRI, and/or (e) relates in any manner to the business of TSRI.

6.     The Company shall have no rights or interests in any of the inventions, discoveries, developments, improvements, or products which may arise from the research or other scientific work performed by the Consultant outside the scope of the consulting agreement or performed by other scientists of TSRI. Further, it is understood that the Consultant shall not disclose to the Company any such research or other scientific work to the extent that any such disclosure might impair the patent rights or the proprietary rights of TSRI or other third parties.

7.     In the event of any dispute as to whether TSRI has any rights in an invention which Company claims to own, the determination of inventorship, conception, and/or reduction to practice shall be determined jointly by patent counsel for TSRI and patent counsel for Company, according to the patent laws of the United States. In the event such patent counsel cannot mutually agree, then the determination shall be by a qualified and independent patent lawyer nominated by TSRI and approved by Company, which approval shall be withheld unreasonably. The independent patent attorney shall serve as a sole arbitrator, to whom TSRI and Company shall submit their proofs and arguments. If Company does not approve the appointment of said independent patent lawyer, then Sand Diego County Superior Court shall appoint an independent patent lawyer to serve as the arbitrator. TSRI and Company shall share equally in paying the costs and fees of the independent patent attorney. The arbitrator may interview all persons and review all documents which the arbitrator deems necessary or proper to reach a determination. Such determination shall be binding upon TSRI and Company; excepting only, however, if a different determination is made later by the United Sates Patent and Trademark Office or by a United States court in proceedings initiated by a third party (other than TSRI or Company), and TSRI and Company are given an opportunity to participate in said proceedings, then TSRI and Company hereby agree to be bound by said different determination.

8.     Nothing in the consulting agreement shall limit or be construed to limit the right of Consultant or of TSRI to use or publish information which (a) was in the public domain before the consulting services were performed (b) was know to Consultant or TSRI, respectively, before the consulting services were performed, (c) was developed or acquired independently of the Company or TSRI, or (d) becomes public knowledge without breach by Consultant of any obligations of confidence to Company or TSRI

9.     The Uniform Provisions shall be and hereby are in force for the entire term of any consulting agreement between Consultant and Company.

10.     Upon termination of consulting services, the Consultant shall, if requested by the Company, leave all notes and records of his/her consulting services with Company, but shall be entitled to retain one copy thereof for archival purposes, subject to any obligations of confidence to Company.

11.     If the Company call upon the Consultant to testify in any expert capacity, in Court, deposition or otherwise, the Company shall pay the Consultant for all time spent in preparing for and giving such testimony at a rate no lower than a pro rata fee commensurate with the consulting fee set forth in the consulting agreement, adjusted for inflation, and in addition, shall pay lodging, travel and other actual costs incurred by the Consultant in connection with such testimony.

12.     The consulting agreement and these Uniform Provisions shall be construed and enforced in accordance with the laws of the State of California and the United States patent laws.

ACCEPTED:

Company	By: Date: Title:	/s/ Gadi Aner September 28, 2006 Chairman
ACCEPTED

Consultant: Date:	/s/ K. Sharpless July 14, 2006

Contract approved for the Scripps Research Institute, La Jolla, California, this 6th day of July, 2006.

/s/ Jennifer L. Dyer
——————————————
Jennifer L. Dyer
Director, Technology Development
The Scripps Research Institute